Exhibit 4.9

WMG ACQUISITION CORP.

Issuer

ATLANTIC PRODUCTIONS LLC

FBR INVESTMENTS LLC

And

WELLS FARGO BANK, NATIONAL ASSOCIATION

Trustee

EIGHTH SUPPLEMENTAL INDENTURE

Dated as of November 29, 2006

TO

INDENTURE

Dated as of April 8, 2004

as amended

U.S. Dollar-denominated 7 3/8% Senior Subordinated Notes due 2014

Sterling-denominated 8 1/8% Senior Subordinated Notes due 2014

This EIGHTH SUPPLEMENTAL INDENTURE is dated as of this 29th day of November 2006 (the “Eighth Supplemental Indenture”), among WMG ACQUISITION CORP., a Delaware corporation (the “Company”), ALTLANTIC PRODUCTIONS LLC and FBR INVESTMENTS LLC (each, a “Subsidiary Guarantor,” and collectively, the “Subsidiary Guarantors”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, as indenture trustee (the “Trustee”).

WHEREAS, the Company, the guarantors parties thereto and the Trustee entered into an Indenture dated as of April 8, 2004, as amended by the First Supplemental Indenture, dated as of November 16, 2004 among the Company, the Trustee, WEA Urban LLC and WEA Rock LLC (since renamed Asylum Records LLC and East West Records LLC, respectively), as further amended by the Second Supplemental Indenture, dated as of May 17, 2005, among the Company, the Trustee, NonZero, LLC (since renamed Cordless Recordings LLC) and The Biz LLC, as further amended by the Third Supplemental Indenture, dated as of September 28, 2005, among the Company, the Trustee and Lava Records LLC, as further amended by the Fourth Supplemental Indenture, dated as of October 26, 2005, among the Company, the Trustee and BB Investments LLC, as further amended by the Fifth Supplemental Indenture, dated as of November 29, 2005, among the Company, the Trustee and Perfect Game Recording Company LLC, as further amended by the Sixth Supplemental Indenture, dated as of June 30, 2006, among the Company, the Trustee, En Acquisition Corp., Rep Sales, Inc., Restless Acquisition Corp., Ryko Corporation, Rykodisc, Inc., Rykomusic, Inc., Warner Music Austria Beteiligungs management GmbH, Warner Music Austria Holding GmbH, Warner Music Canada Asset Holdings LLC and Warner Music Investments Luxembourg S.a.r.l., and as further amended by the Seventh Supplemental Indenture, dated as of September 29, 2006, among the Company, the Trustee, Alternative Distribution Alliance, Maverick Recording Company and Maverick Partner Inc. (collectively, the “Indenture”), for the benefit of each other and for the equal and ratable benefit of the Holders of the U.S. Dollar-denominated 7 3/8% Senior Subordinated Notes due 2014 and the Sterling-denominated 8 1/8% Senior Subordinated Notes due 2014 (the “Notes”). Capitalized terms used herein without definition have the meanings ascribed to such terms in the Indenture;

WHEREAS, Section 4.16 of the Indenture requires the Company to cause certain Restricted Subsidiaries to execute and deliver a supplemental indenture to the Indenture providing for issuance by such Restricted Subsidiary of a Subsidiary Guarantee of payment of the Notes;

WHEREAS, Section 9.01(6) of the Indenture provides that, without the consent of the Holders, the Company and the Trustee, together, may amend or supplement the Indenture, the Guarantees and the Notes without notice to or consent of any Holder to add a Guarantee of the Notes;

WHEREAS, the Company and the Subsidiary Guarantors desire and have requested the Trustee to join with it in the execution and delivery of this Eighth Supplemental Indenture;

NOW, THEREFORE, in consideration of the addition of the Subsidiary Guarantors named below as Subsidiary Guarantors hereunder, the Company and each of the Subsidiary Guarantors named below covenant and agree with the Trustee as follows:

1. Each of Atlantic Productions LLC and FBR Investments LLC shall become a Subsidiary Guarantor as of the date of this Eighth Supplemental Indenture by execution and delivery of this Eighth Supplemental Indenture.

2. The Indenture, as supplemented and amended by this Eighth Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Eighth Supplemental Indenture shall be read, taken and construed as one and the same instrument.

3. If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Eighth Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

4. All covenants and agreements in this Eighth Supplemental Indenture by the Company and each of the Subsidiary Guarantors shall bind their respective successors and assigns, whether so expressed or not.

5. In case any provision in this Eighth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6. Nothing in this Eighth Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders any benefit or any legal or equitable right, remedy or claim under this Eighth Supplemental Indenture.

7. THIS EIGHTH SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. This Eighth Supplemental Indenture shall comply with the Trust Indenture Act as then in effect.

9. The Eighth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

10. In case any one or more of the provisions of this Eighth Supplemental Indenture or in the Notes shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

11. The recitals contained herein shall be taken as statements of the Issuer and each of the Subsidiary Guarantors, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of the Indenture, this Eighth Supplemental Indenture or of the Notes and shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

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IN WITNESS WHEREOF, the parties have executed this Eighth Supplemental Indenture as of the date first written above.

WMG ACQUISITION CORP.

By:	/s/ Paul Robinson
Name: Paul Robinson
Title: Senior Vice President and Deputy General Counsel

ATLANTIC PRODUCTIONS LLC,

By:	/s/ Paul Robinson
Name: Paul Robinson
Title: Vice President

FBR INVESTMENTS LLC,

By:	/s/ Paul Robinson
Name: Paul Robinson
Title: Vice President

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as Indenture Trustee

By:	/s/ Jeffery Rose
Name: Jeffery Rose
Title: Vice President

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